1 4Q25 Financial Highlights2,3(B) 4Q25 Business Segment Highlights1,2,3,4(B) Consumer Banking • Net income of $3.3 billion • Revenue of $11.2 billion, up 5% • Average deposits of $945 billion were modestly higher and up 31% from pre-pandemic levels (4Q19); #1 in U.S. Consumer Deposits5 • Average loans and leases of $323 billion, up $7 billion, or 2% • Average Small Business loans grew 6%; #1 Small Business Lender for 18 consecutive quarters6 • Combined credit / debit card spend of $255 billion, up 6% • Client Highlights – Added ~680,000 net new consumer checking accounts in 2025; completed 28 consecutive quarters of net growth – 38.4 million consumer checking accounts; 92% are primary7 – ~4 million small business checking accounts – $599 billion in consumer investment assets, up 16%8 – $1.2 trillion in payments, up 5%9 – 4.3 billion digital logins; 69% of total sales were digitally-enabled Global Wealth and Investment Management • Net income of $1.4 billion • Revenue of $6.6 billion, up 10%. The increase was driven primarily by higher asset management fees, up 13% to $4.1 billion, reflecting higher market valuations and strong assets under management (AUM) flows • Client balances of $4.8 trillion, up 12%, driven by higher market valuations and positive net client flows • Average loans and leases of $257 billion, up $28 billion, or 12% • Client Highlights – Added ~21,000 net new relationships across Merrill and Private Bank in 2025 – ~$2.2 trillion of AUM balances, up 16% – 86% of Merrill and Private Bank clients digitally active Global Banking • Net income of $2.1 billion • Total Corporation investment banking fees (excl. self-led) of $1.7 billion, up 1% • #3 investment banking fee ranking for 202512 • $656 billion in average deposits, up 13% • 10% improvement in treasury service charges Global Markets • Net income of $1.0 billion • Sales and trading revenue of $4.5 billion, up 10%, including and excluding net debit valuation adjustment (DVA) losses of $17 million.(E) 15th consecutive quarter of year-over-year growth – Fixed Income, Currencies and Commodities (FICC) revenue up 2% to $2.5 billion. Excluding net DVA, up 1%(E) – Equities revenue up 23% to $2 billion, including and excluding net DVA(E) From Chair and CEO Brian Moynihan: Bank of America’s fourth quarter results capped off a strong year of earnings as we delivered more than $30 billion in net income and EPS grew 19% over 2024. And with solid revenue growth, positive operating leverage and a lower efficiency ratio, we improved returns year-over- year for both the full year and the quarter. With consumers and businesses proving resilient, as well as the regulatory environment and tax and trade policies coming into sharper focus, we expect further economic growth in the year ahead. While any number of risks continue, we are bullish on the U.S. economy in 2026. I want to thank our teammates for their hard work this year. With their dedication and the economy positioned for growth, we feel confident in our ability to maintain this momentum in 2026 and beyond. Bank of America Reports 4Q25 Net Income of $7.6 Billion; EPS of $0.98, Up 18% YoY 4Q25 Revenue up 7% YoY to $28.4 Billion,1 Net Interest Income Grew 10% YoY to $15.8 Billion ($15.9 Billion FTE)(A) Full-Year 2025 Net Income of $30.5 Billion; EPS of $3.81, Up 19% YoY See page 10 for endnotes. Amounts may not total due to rounding. 1 Revenue, net of interest expense. 2 Results for 4Q25 presented in this release reflect Bank of America Corporation’s (Corporation) election to change its accounting methods for certain tax-related equity investments effective 4Q25, which were applied on a retrospective basis as disclosed in the Current Report on Form 8-K furnished with the U.S. Securities and Exchange Commission on January 6, 2026. Results for 3Q25 and 4Q24 presented in this release have been updated to reflect such changes to conform to current period presentation. For more information, see Endnote F on page 10. 3 Financial Highlights and Business Segment Highlights are compared to the year-ago quarter unless noted. 4 The Corporation reports the results of operations of its four business segments and All Other on a fully taxable-equivalent (FTE) basis. 5 Source: Federal Financial Institutions Examination Council (FFIEC) Call Reports, 3Q25. 6 Source: Federal Deposit Insurance Corporation (FDIC), 3Q25. 7 Represents the percentage of consumer checking accounts that are estimated to be the customer’s primary account based on multiple relationship factors (e.g., linked to their direct deposit). 8 End of period. Consumer investment assets include client brokerage assets, deposit sweep balances, brokered CDs, and AUM in Consumer Banking. 9 Total payments represent payments made from Bank of America accounts using credit card, debit card, ACH, wires, billpay, person-to-person, cash and checks. 10 Return on average tangible common shareholders’ equity ratio represents a non-GAAP financial measure. For more information, see page 19. 11 Tangible book value per common share represents a non-GAAP financial measure. For more information, see page 19. 12 Source: Dealogic as of December 31, 2025. • Net income of $7.6 billion compared to $6.8 billion – Diluted earnings per share of $0.98 compared to $0.83, up 18% • Revenue, net of interest expense, of $28.4 billion ($28.5 billion FTE),(A) up 7%, reflected higher net interest income (NII), asset management fees, and sales and trading revenue – NII of $15.8 billion ($15.9 billion FTE),(A) up 10%, driven by higher NII related to Global Markets activity, fixed-rate asset repricing, and higher deposit and loan balances, partially offset by the impact of lower interest rates • Provision for credit losses of $1.3 billion decreased from $1.5 billion in 4Q24 and was flat to 3Q25 – Net charge-offs of $1.3 billion decreased from $1.5 billion in 4Q24 and $1.4 billion in 3Q25 • Noninterest expense of $17.4 billion, up 4%, driven by higher revenue- related incentive and transaction expenses, as well as investments in people, brand and technology – Increased 1% from 3Q25, driven primarily by investments in technology, higher revenue-related expenses and higher litigation costs, partially offset by a reduction of the FDIC special assessment accrual – Efficiency ratio improved 194 bps to 61% • Return on average common shareholders' equity ratio of 10.4%; return on average tangible common shareholders' equity ratio of 14.0%10 • Return on average assets of 0.89% • Balance Sheet Remained Strong – Average deposit balances of $2.01 trillion increased 3%; 10th consecutive quarter of sequential growth – Average loans and leases of $1.17 trillion increased 8%, with growth across every business segment – Average Global Liquidity Sources of $975 billion(C) – Common equity tier 1 (CET1) capital of $201 billion decreased $1 billion from 3Q25 – CET1 ratio of 11.4% (Standardized);(D) well above the regulatory minimum – Returned $8.4 billion to shareholders ($2.1 billion through common stock dividends and $6.3 billion in share repurchases) • Book value per common share rose 8% to $38.44; tangible book value per common share rose 9% to $28.7311

From Executive Vice President and CFO Alastair Borthwick:

In 2025, ending deposits topped $2 trillion, and average loans grew 8% year-over-year, as we managed our balance sheet efficiently, returning 41% more capital to shareholders through dividends and share repurchases than in 2024. As we grew organically, the company also benefited from fixed-rate asset repricing and disciplined expense management, with our fourth quarter efficiency ratio improving nearly 200 bps from last year. With strong liquidity and capital, as well as healthy asset quality, we enter 2026 focused on driving core growth, market share gains and improved profitability.

Bank of America Financial Highlights

($ in billions, except per share data)	4Q25	4Q24	FY 2025	FY 2024
Total revenue, net of interest expense	$28.4	$26.5	$113.1	$105.9
Provision for credit losses	1.3	1.5	5.7	5.8
Noninterest expense	17.4	16.8	69.7	66.8
Pretax income	9.6	8.2	37.7	33.2
Pretax, pre-provision income[1(G)]	10.9	9.7	43.4	39.0
Income tax expense	2.0	1.4	7.2	6.3
Net income	7.6	6.8	30.5	27.0
Diluted earnings per share	$0.98	$0.83	$3.81	$3.19
Return on average assets	0.89 %	0.82 %	0.89 %	0.82 %
Return on average common shareholders' equity	10.4	9.6	10.6	9.5
Return on average tangible common shareholders' equity[1]	14.0	13.0	14.2	12.9
Efficiency ratio	61	63	62	63

[1] Pretax, pre-provision income and return on average tangible common shareholders' equity represent non-GAAP financial measures. For more information, see page 19.

Spotlight on Average Deposits and Net Interest Income ($B)


Average Deposits
$1,958
$1,958
$1,974
$1,991
$2,013
4Q24
1Q25
2Q25
3Q25
4Q25
Net Interest Income (FTE)(A)
$14.5
$14.4
$14.6
$14.4
$14.8
$14.7
$15.4
$15.2
$15.9
$15.8
4Q24
1Q25
2Q25
3Q25
4Q25
Net interest income (GAAP)
FTE adjustment

2

BANK OF AMERICA

Consumer Banking[1]

- Net income of $3.3 billion
- Revenue of $11.2 billion,[2] up 5%, driven by higher NII
- Provision for credit losses of $1.1 billion, down 15%
  - Net charge-offs of $1.1 billion decreased $113 million
  - Net reserve release of $67 million vs. net reserve build of $8 million[(H)]
- Noninterest expense of $5.7 billion increased 2%, driven primarily by investments in the business, including people and brand
  - Efficiency ratio of 51%
- Return on average allocated capital of 30%[(B)]

Business Highlights[1,3(B)]

- Average deposits of $945 billion were modestly higher
  - 59% of deposits in checking accounts; 92% are primary[4]
- Average loans and leases of $323 billion increased 2%
- Combined credit / debit card spend of $255 billion increased 6%
- Consumer investment assets of $599 billion, up 16%,[5] driven by higher market valuations and $19 billion of net client flows from new and existing clients
- 11.4 million clients enrolled in Preferred Rewards, up 2%[6]

Strong Digital Usage Continued in the Quarter[1]

- 79% of overall households actively using digital platforms[7]
- 49 million active digital banking users, up 1.2 million
- 1.9 million digitally-enabled sales, representing 69% of total sales
- 4.3 billion digital logins, up 11%
- ~25 million active Zelle® users, up 5%; sent and received 474 million transactions worth $144 billion, up 12% and 13%, respectively[8]

Financial Results

	Three months ended		
($ in millions)	12/31/2025	9/30/2025	12/31/2024
Total revenue[2]	**$11,201**	$11,166	$10,646
Provision for credit losses	**1,066**	1,009	1,254
Noninterest expense	**5,729**	5,575	5,631
Pretax income	**4,406**	4,582	3,761
Income tax expense	**1,102**	1,145	940
Net income	**$3,304**	$3,437	$2,821

Business Highlights[(B)]

	Three months ended		
($ in billions)	12/31/2025	9/30/2025	12/31/2024
Average deposits	**$945.4**	$947.4	$942.3
Average loans and leases	**322.7**	320.3	316.1
Consumer investment assets[5]	**599.1**	580.4	517.8
Active mobile banking users (MM)	**41.4**	41.3	40.0
Number of financial centers	**3,628**	3,649	3,700
Efficiency ratio	**51 %**	50 %	53 %
Return on average allocated capital	**30**	31	26
Total Consumer Credit Card[3]			
Average credit card outstanding balances	**$103.0**	$101.0	$100.9
Total credit / debit spend	**254.7**	245.2	240.9
Risk-adjusted margin	**7.0 %**	7.5 %	7.1 %

Continued Business Leadership

- No. 1 in U.S. Consumer Deposits[(a)]
- No. 1 Small Business Lender[(b)]
- No. 1 in Retail Banking Advice Satisfaction[(c)]
- No. 1 in Banking Mobile App Satisfaction[(d)]
- Merrill Edge Self-Directed No. 1 for Bank Brokerage[(e)]

See page 11 for Business Leadership sources.

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.
[3] The consumer credit card portfolio includes Consumer Banking and GWIM.
[4] Represents the percentage of consumer checking accounts that are estimated to be the customer's primary account based on multiple relationship factors (e.g., linked to their direct deposit).
[5] End of period. Consumer investment assets includes client brokerage assets, deposit sweep balances, brokered CDs, and AUM in Consumer Banking.
[6] As of November 2025. Includes clients in Consumer, Small Business and GWIM.
[7] Household adoption represents households with consumer bank login activities in a 90-day period, as of November 2025.
[8] Includes Bank of America person-to-person payments sent and received through e-mail or mobile identification. Zelle® users represent 90-day active users.

3

BANK OF AMERICA

Global Wealth and Investment Management[1]

- Net income of $1.4 billion
- Revenue of $6.6 billion,[2] up 10%. The increase was driven primarily by higher asset management fees, up 13% to $4.1 billion, reflecting higher market valuations and strong AUM flows
- Noninterest expense of $4.7 billion increased 7%, driven by revenue-related incentives
  - Pretax margin of 28%
- Return on average allocated capital of 28%[(B)]

Business Highlights[1(B)]

- $4.8 trillion in client balances, up 12%, driven by higher market valuations and positive net client flows
  - AUM flows of $20 billion; $82 billion since 4Q24
- Average deposits of $279 billion decreased 2%
- Average loans and leases of $257 billion increased 12%

Merrill Wealth Management Highlights

Client Engagement

- $4 trillion in client balances[(B)]
- $1.7 trillion in AUM balances[(B)]
- ~18K net new households added in FY25
- 43K digital appointments scheduled in the quarter

Strong Digital Usage Continued in the Quarter

- 86% of Merrill households digitally active[3]
  - 65% of Merrill households are active on mobile
- 84% of households enrolled in eDelivery[4]
- 77% of eligible checks deposited through automated channels[5]
- 80% of eligible bank and brokerage accounts opened through digital onboarding

Bank of America Private Bank Highlights

Client Engagement

- $759 billion in client balances[(B)]
- $455 billion in AUM balances[(B)]
- ~1,600 net new relationships added in FY25 with $3MM+ clients

Strong Digital Usage Continued in the Quarter[1]

- 93% of relationships digitally active[6]
  - 77% of core relationships are active on mobile
- 52% of eligible relationships enrolled in eDelivery[4]
- 77% of eligible checks deposited through automated channels[5]
- 56% of eligible Investment and Trust accounts opened through digital onboarding

Financial Results

	Three months ended		
($ in millions)	12/31/2025	9/30/2025	12/31/2024
Total revenue[2]	**$6,618**	$6,312	$6,002
Provision (benefit) for credit losses	**(3)**	4	3
Noninterest expense	**4,747**	4,622	4,438
Pretax income	**1,874**	1,686	1,561
Income tax expense	**469**	421	390
Net income	**$1,405**	$1,265	$1,171

Business Highlights[(B)]

	Three months ended		
($ in billions)	12/31/2025	9/30/2025	12/31/2024
Average deposits	**$279.5**	$276.5	$285.0
Average loans and leases	**257.0**	245.5	228.8
Total client balances (EOP)	**4,751.4**	4,640.8	4,252.1
AUM flows	**20.2**	23.5	22.5
Pretax margin	**28 %**	27 %	26 %
Return on average allocated capital	**28**	26	25

Continued Business Leadership

- No. 1 on Forbes' Top Women Wealth Advisors Best-in-State (2025), Best-in-State Wealth Management Teams (2026), Top Next Generation Advisors (2025), and Top Wealth Management Teams High Net Worth (2025)
- No. 1 on Barron's Top 1200 Wealth Financial Advisors List (2025) and No. 1 on Barron's Top 100 Women Financial Advisors (2025)
- No. 1 on Financial Planning's Top 40 Advisors Under 40 List (2025)
- No. 1 in Managed Personal Trust AUM[(b)]
- Best Private Bank in the U.S. and Best Private Bank for Philanthropic Services Globally[(f)]

See page 11 for Business Leadership sources.

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.
[3] Percentage of digitally active Merrill primary households across the enterprise ($250K+ in investable assets within the enterprise) as of December 2025. Excludes Stock Plan and Banking-only households.
[4] Includes Merrill Digital Households across the enterprise (excluding Stock Plan, Banking-only households, Retirement-only and 529-only) and Private Bank relationships that receive statements digitally, as of November 2025 for Private Bank and as of December 2025 for Merrill.
[5] Includes mobile check deposits, remote deposit operations, and automated teller machine transactions, as of November 2025 for Private Bank and as of December 2025 for Merrill.
[6] Percentage of digitally active Private Bank core relationships across the enterprise ($3MM+ in total balances) as of November 2025. Includes third-party activities and excludes Irrevocable Trust-only relationships, Institutional Philanthropic relationships, and exiting relationships.

4

BANK OF AMERICA

Global Banking[1,2]

- Net income of $2.1 billion
- Revenue of $6.2 billion[3] increased 2%, driven primarily by higher treasury service charges and leasing-related revenue
- Provision for credit losses of $243 million vs. $190 million
  - Net reserve build of $83 million vs. net reserve release of $30 million[(H)]
  - Net charge-offs of $160 million decreased $60 million
- Noninterest expense of $3.1 billion increased 6%, driven by investments in the business, including people and technology
  - Efficiency ratio of 50%
- Return on average allocated capital of 16%[(B)]

Business Highlights[1,2(B)]

- Total Corporation investment banking fees (excl. self-led) of $1.7 billion increased 1%
  - #3 in investment banking fees for 2025[4]
- $656 billion in average deposits increased 13%
- $386 billion in average loans and leases increased 3%

Strong Digital Usage Continued in the Quarter[1]

- 86% of relationship clients digitally active[5]
- 2.6 million total mobile sign-ins, up 24%[6]
- $336 billion CashPro® App Payments, up 18%
- 39.7K interactions with CashPro® Chat, supported by Erica® technology

Financial Results

	Three months ended		
($ in millions)	12/31/2025	9/30/2025	12/31/2024
Total revenue[2,3]	**$6,238**	$6,189	$6,096
Provision for credit losses	**243**	269	190
Noninterest expense	**3,118**	3,044	2,951
Pretax income	**2,877**	2,876	2,955
Income tax expense	**791**	791	812
Net income	**$2,086**	$2,085	$2,143

Business Highlights[2(B)]

	Three months ended		
($ in billions)	12/31/2025	9/30/2025	12/31/2024
Average deposits	**$656.1**	$631.6	$582.0
Average loans and leases	**386.3**	388.5	375.3
Total Corporation IB fees (excl. self-led)	**1.7**	2.0	1.7
Global Banking IB fees	**1.0**	1.2	1.0
Business Lending revenue	**2.3**	2.2	2.4
Global Transaction Services revenue	**2.9**	2.7	2.7
Efficiency ratio	**50 %**	49 %	48 %
Return on average allocated capital	**16**	16	17

Continued Business Leadership

- North America's Most Innovative Bank – 2025[(g)]
- World's Best Bank for Small to Medium-sized Enterprises; North America's Best Transaction Bank and Best Bank for Sustainable Finance[(h)]
- Bank of the Year for Customer Experience[(i)]
- Best Global Bank for Cash Management[(g)]
- 2025 Share Leader and Best Bank Award for U.S. Corporate Banking & Cash Management[(j)]
- Model Bank: An Edge in Actionable Analytics[(k)]
- Best Global Supply Chain Finance Bank in Asia Pacific; Best API Initiative in Asia Pacific[(l)]
- Relationships with 78% of the Global Fortune 500; 96% of the U.S. Fortune 1,000 (2025)

See page 11 for Business Leadership sources.

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Revenue, net of interest expense.
[4] Source: Dealogic as of December 31, 2025.
[5] Includes Commercial and Business Banking clients that meet revenue threshold and all Corporate clients on CashPro® and BA360 platforms as of November 2025.
[6] Includes CashPro, BA360, and Global Card Access. BA360 as of November 2025.

5

Global Markets[1,2,3]

- Net income of $1.0 billion (incl. and excl. net DVA)[4]
- Revenue of $5.3 billion increased 10%, driven by higher sales and trading revenue
- Noninterest expense of $3.9 billion increased 11%, driven by higher revenue-related expenses and investments in the business, including people and technology
  - Efficiency ratio of 74%
- Return on average allocated capital of 8%[(B)]
- Average VaR of $50 million[5]

Business Highlights[1,2,3,4(B)]

- Sales and trading revenue of $4.5 billion increased 10% (incl. and excl. net DVA)[4]
  - FICC revenue increased 2% (excl. net DVA, up 1%) to $2.5 billion,[4] driven by improved performance in macro products
  - Equities revenue of $2 billion increased 23% (incl. and excl. net DVA),[4] driven by increased client activity

Additional Highlights

- 650+ research analysts covering 3,500+ companies; 1,350+ corporate bond issuers across 55+ economies and 25 industries

Financial Results

	Three months ended		
($ in millions)	**12/31/2025**	**9/30/2025**	**12/31/2024**
Total revenue[2,3]	**$5,304**	$6,225	$4,838
Net DVA	**(17)**	14	(19)
Total revenue (excl. net DVA)[2,3,4]	**$5,321**	$6,211	$4,857
Provision for credit losses	**12**	9	10
Noninterest expense	**3,906**	3,895	3,505
Pretax income	**1,386**	2,321	1,323
Income tax expense	**402**	673	384
Net income	**$984**	$1,648	$939
Net income (excl. net DVA)[4]	**$997**	$1,637	$953

Business Highlights[2(B)]

	Three months ended		
($ in billions)	**12/31/2025**	**9/30/2025**	**12/31/2024**
Average total assets	**$1,026.3**	$1,024.3	$918.6
Average trading-related assets	**666.6**	676.6	620.9
Average loans and leases	**197.8**	191.0	152.4
Sales and trading revenue	**4.5**	5.4	4.1
Sales and trading revenue (excl. net DVA)[4]	**4.5**	5.3	4.1
Global Markets IB fees	**0.7**	0.8	0.6
Efficiency ratio	**74 %**	63 %	72 %
Return on average allocated capital	**8**	13	8

Continued Business Leadership

- Global Derivatives House of the Year[(m)]
- CLO Trading Desk of the Year[(m)]
- Currency Derivatives House of the Year[(n)]
- Commodity Derivatives House of the Year[(o)]
- North America MBS House of the Year[(o)]
- Best Sell-Side Trading Desk[(p)]
- Equity Derivatives House of the Year[(o)]
- No. 1 Municipal Bonds Underwriter[(q)]
- No. 2 Top Global Research Firm[(r)]

See page 11 for Business Leadership sources.

[1] Comparisons are to the year-ago quarter unless noted. The explanations for current period-over-period changes for Global Markets are the same for amounts including and excluding net DVA.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Revenue, net of interest expense.
[4] Revenue and net income, excluding net DVA, are non-GAAP financial measures. See Endnote E on page 10 for more information.
[5] VaR model uses a historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level. Average VaR was $50MM, $66MM and $68MM for 4Q25, 3Q25 and 4Q24, respectively. For more information on VaR, see Endnote I on page 10.

6

7 All Other1 Financial Results Three months ended ($ in millions) 12/31/2025 9/30/2025 12/31/2024 Total revenue2 ($829) ($698) ($953) Provision (benefit) for credit losses (10) 4 (5) Noninterest expense (benefit) (63) 201 262 Pretax loss (756) (903) (1,210) Income tax expense (benefit) (624) (800) (942) Net income (loss) ($132) ($103) ($268) 1 Comparisons are to the year-ago quarter unless noted. 2 Revenue, net of interest expense. Note: All Other primarily consists of asset and liability management (ALM) activities, liquidating businesses and certain expenses not otherwise allocated to a business segment. ALM activities encompass interest rate and foreign currency risk management activities for which substantially all of the results are allocated to our business segments. • Net loss of $132 million improved from a net loss of $268 million • The Corporation’s total effective tax rate (ETR) for the quarter was approximately 21%; total corporate ETR for the full year was approximately 19%

BANK OF AMERICA

Credit Quality[1]

Charge-offs

- Total net charge-offs of $1.3 billion decreased $80 million from 3Q25
  - Consumer net charge-offs of $992 million increased $14 million from 3Q25
  - Credit card charge-off rate improved to 3.40% from 3.46% in 3Q25 and 3.79% in 4Q24
    - In line with seasonal trends, early and late stage credit card delinquency rates increased from 3Q25, while continuing to improve from 4Q24
  - Commercial net charge-offs of $295 million decreased $94 million compared to 3Q25, driven primarily by lower commercial real estate office losses
- Net charge-off ratio[2] of 0.44% decreased 3 bps vs. 3Q25

Provision for credit losses

- Provision for credit losses of $1.3 billion was flat to 3Q25
  - Net reserve build of $21 million vs. net reserve release of $72 million in 3Q25[(H)]

Allowance for credit losses

- Allowance for loan and lease losses of $13.2 billion represented 1.12% of total loans and leases[3]
  - Total allowance for credit losses of $14.4 billion included $1.2 billion for unfunded commitments
- Nonperforming loans of $5.8 billion increased $457 million from 3Q25 and decreased $171 million from 4Q24
- Commercial reservable criticized utilized exposure of $24.7 billion decreased $1.6 billion from 3Q25 and $1.7 billion from 4Q24

Highlights

	Three months ended		
($ in millions)	12/31/2025	9/30/2025	12/31/2024
Provision for credit losses	**$1,308**	$1,295	$1,452
Net charge-offs	**1,287**	1,367	1,466
Net charge-off ratio[2]	**0.44 %**	0.47 %	0.54 %
At period-end			
Nonperforming loans and leases	**$5,804**	$5,347	$5,975
Nonperforming loans and leases ratio	**0.49 %**	0.46 %	0.55 %
Allowance for credit losses	**14,380**	14,361	14,336
Allowance for loan and lease losses	**13,203**	13,252	13,240
Allowance for loan and lease losses ratio[3]	**1.12 %**	1.14 %	1.21 %

[1] Comparisons are to the year-ago quarter unless noted.
[2] Net charge-off ratio is calculated as annualized net charge-offs divided by average outstanding loans and leases during the period.
[3] Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.

Note: Ratios do not include loans accounted for under the fair value option.

8

BANK OF AMERICA

Balance Sheet, Liquidity, and Capital Highlights ($ in billions except per share data, end of period, unless otherwise noted)[(B)]

	Three months ended		
	12/31/2025	**9/30/2025**	**12/31/2024**
Ending Balance Sheet			
Total assets	**$3,410.4**	$3,403.1	$3,261.3
Total loans and leases	**1,185.7**	1,165.9	1,095.8
Total loans and leases in business segments (excluding All Other)	**1,178.9**	1,158.5	1,087.7
Total deposits	**2,018.7**	2,002.2	1,965.5
Average Balance Sheet			
Average total assets	**$3,427.8**	$3,433.4	$3,315.6
Average loans and leases	**1,170.9**	1,153.0	1,081.0
Average deposits	**2,012.5**	1,991.4	1,958.0
Funding and Liquidity			
Long-term debt	**$317.8**	$311.5	$283.3
Global Liquidity Sources, average[(C)]	**975**	961	953
Equity			
Common shareholders' equity	**$277.3**	$276.4	$270.8
Common equity ratio	**8.1 %**	8.1 %	8.3 %
Tangible common shareholders' equity[1]	**$207.2**	$206.4	$200.7
Tangible common equity ratio[1]	**6.2 %**	6.2 %	6.3 %
Per Share Data			
Common shares outstanding (in billions)	**7.21**	7.33	7.61
Book value per common share	**$38.44**	$37.72	$35.58
Tangible book value per common share[1]	**28.73**	28.16	26.37
Regulatory Capital[2(D)]			
CET1 capital	**$201.4**	$202.9	$201.1
Standardized approach			
Risk-weighted assets	**$1,773**	$1,751	$1,696
CET1 ratio	**11.4 %**	11.6 %	11.9 %
Advanced approaches			
Risk-weighted assets	**$1,568**	$1,546	$1,490
CET1 ratio	**12.8 %**	13.1 %	13.5 %
Supplementary leverage			
Supplementary leverage ratio (SLR)	**5.7 %**	5.8 %	5.9 %

[1] Represents a non-GAAP financial measure. For reconciliations to GAAP financial measures, see page 19.
[2] Effective 4Q25, the Corporation elected to change its accounting methods for certain tax-related equity investments and applied those changes retrospectively through cumulative adjustment to retained earnings. Under applicable bank regulatory rules, the Corporation is not required to revise previously-filed regulatory capital ratios and, accordingly, did not revise regulatory capital information as of 3Q25 or 4Q24. For more information, see Endnote F on page 10.

9

BANK OF AMERICA

Endnotes

A We also measure NII and revenue, net of interest expense, on an FTE basis, which are non-GAAP financial measures. FTE basis is a performance measure used in operating the business that management believes provides investors with meaningful information on the interest margin for comparative purposes. We believe that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practice. NII on an FTE basis was $15.9 billion, $15.4 billion, $14.8 billion, $14.6 billion and $14.5 billion for the three months ended December 31, 2025, September 30, 2025, June 30, 2025, March 31, 2025 and December 31, 2024, respectively. Revenue, net of interest expense, on an FTE basis, was $28.5 billion, $29.2 billion and $26.6 billion for the three months ended December 31, 2025, September 30, 2025 and December 31, 2024, respectively. The FTE adjustment was $165 million, $154 million, $145 million, $145 million and $154 million for the three months ended December 31, 2025, September 30, 2025, June 30, 2025, March 31, 2025 and December 31, 2024, respectively.

B We present certain key financial and nonfinancial performance indicators (KPIs) that management uses when assessing consolidated and/or segment results. We believe this information is useful because it provides management and investors with information about underlying operational performance and trends. KPIs are presented in Consolidated and Business Segment Highlights on page 1, Balance Sheet, Liquidity, and Capital Highlights on page 9 and on the Segment pages for each segment.

C Global Liquidity Sources (GLS) include cash and high-quality, liquid, unencumbered securities, inclusive of U.S. government securities, U.S. agency securities, U.S. agency mortgage-backed securities, and a select group of non-U.S. government and supranational securities, and other investment-grade securities, and are readily available to meet funding requirements as they arise. Transfers of liquidity among legal entities may be subject to certain regulatory and other restrictions.

D Regulatory capital ratios at December 31, 2025 are preliminary. The Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation's binding ratio was the Total capital ratio under the Standardized approach for all periods presented.

E The below table includes Global Markets sales and trading revenue, excluding net DVA, which is a non-GAAP financial measure. We believe that the presentation of measures that exclude this item is useful because such measures provide additional information to assess the underlying operational performance and trends of our businesses and to allow better comparison of period-to-period operating performance.

	Three months ended		
(Dollars in millions)	12/31/2025	9/30/2025	12/31/2024
Sales and trading revenue			
Fixed-income, currencies and commodities	**$ 2,501**	$ 3,092	$ 2,462
Equities	**2,015**	2,270	1,642
Total sales and trading revenue	**$ 4,516**	$ 5,362	$ 4,104
Sales and trading revenue, excluding net debit valuation adjustment[1]			
Fixed-income, currencies and commodities	**$ 2,517**	$ 3,078	$ 2,480
Equities	**2,016**	2,270	1,643
Total sales and trading revenue, excluding net debit valuation adjustment	**$ 4,533**	$ 5,348	$ 4,123

[1] For the three months ended December 31, 2025, September 30, 2025 and December 31, 2024, net DVA gains (losses) were ($17) million, $14 million and ($19) million, FICC net DVA gains (losses) were ($16) million, $14 million and ($18) million, and Equities net DVA gains (losses) were ($1) million, $0 and ($1) million, respectively.

F Effective 4Q25, the Corporation elected to change its accounting methods for its tax-related affordable housing, eligible wind renewable energy, and solar renewable energy equity investments, which were applied on a retrospective basis. The Corporation determined that the new accounting methods are preferable as they better align the financial statement presentation with the economic impact of these equity investments. The primary impact of the accounting changes is a reclassification between income statement line items that nets income tax credits and benefits against the investment expense. For more information, see the Corporation's Current Report on Form 8-K furnished with the SEC on January 6, 2026. Certain prior-period financial information presented herein for the Consolidated Statement of Income, Consolidated Balance Sheet, segment results, and performance metrics has been revised to reflect such changes to conform to current-period presentation.

G Pretax, pre-provision income (PTPI) is a non-GAAP financial measure calculated by adjusting consolidated pretax income to add back provision for credit losses. Management believes that PTPI is a useful financial measure as it enables an assessment of the Company's ability to generate earnings to cover credit losses through a credit cycle and provides an additional basis for comparing the Company's results of operations between periods by isolating the impact of provision for credit losses, which can vary significantly between periods. For reconciliations to GAAP financial measures, see page 19.

H Reserve build (or release) is calculated by subtracting net charge-offs for the period from the provision for credit losses recognized in that period. The period-end allowance, or reserve, for credit losses reflects the beginning of the period allowance adjusted for net charge-offs recorded in that period plus the provision for credit losses and other valuation accounts recognized in that period.

I Beginning in the first quarter of 2025, the VaR amounts for all periods presented are those used in the Corporation's risk management of its trading portfolios. Previously, the VaR amounts presented were those used for regulatory capital. The trading portfolio represents trading assets and liabilities, primarily consisting of regular underwriting or dealing in securities and derivative contracts, and acquiring positions as an accommodation to customers.

10

BANK OF AMERICA

Business Leadership Sources

(a) FFIEC Call Reports, 3Q25.

(b) FDIC, 3Q25.

(c) J.D. Power 2025 U.S. Retail Banking Advice Satisfaction Study measures customer satisfaction with retail bank advice / guidance in the past 12 months. For more information, visit jdpower.com/awards.*

(d) J.D. Power 2025 U.S. Mobile App Satisfaction Study measures overall satisfaction with banking app channel in the first quarter of 2025. For more information, visit jdpower.com/awards.*

(e) StockBrokers.com* 2025 Annual Awards.

(f) Global Finance Magazine, 4Q25.

(g) Global Finance, 2025.

(h) Euromoney, 2025.

(i) Treasury Management International, 2025.

(j) Coalition Greenwich, 2025.

(k) Celent, 2025.

(l) Asian Banker, 2025.

(m) GlobalCapital, 2025.

(n) Risk.net*, 2026.

(o) IFR, 2025.

(p) Global Markets Choice Awards, 2025.

(q) LSEG-Refinitiv, 2025.

(r) Extel, 2025.

* Website content is not incorporated by reference into this press release.

11

12 Contact Information and Investor Conference Call Invitation Investor Call Information Chair and CEO Brian Moynihan and Executive Vice President and CFO Alastair Borthwick will discuss fourth- quarter 2025 financial results in an investor conference call at 8:30 a.m. ET today. The conference call and presentation materials can be accessed on the Bank of America Investor Relations website at https:// investor.bankofamerica.com.* For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international). The conference ID is 79795. Please dial in 10 minutes prior to the start of the call. Investors can access replays of the conference call by visiting the Investor Relations website or by calling 1.800.934.4850 (U.S.) or 1.402.220.1178 (international) from noon on January 14 through 11:59 p.m. ET on January 23. Investors May Contact: Lee McEntire, Bank of America Phone: 1.980.388.6780 lee.mcentire@bofa.com Jonathan G. Blum, Bank of America (Fixed Income) Phone: 1.212.449.3112 jonathan.blum@bofa.com Bank of America Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 69 million consumer and small business clients with approximately 3,600 retail financial centers, approximately 15,000 ATMs (automated teller machines) and award-winning digital banking with approximately 59 million verified digital users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business households through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange. Forward-Looking Statements Bank of America Corporation (the Corporation) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “outlook,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Corporation’s current expectations, plans or forecasts of its future results (such as its 2026 outlook and related assumptions, including with regard to the interest forward curve, asset repricing, deposit and loan growth and other matters), including revenues, liquidity, net interest income, other income, provision for credit losses, expenses, operating leverage, effective tax rate, efficiency ratio, capital measures, deposits and assets, as well as strategy, future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Corporation’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. * Website content is not incorporated by reference into this press release. Reporters May Contact: Jocelyn Seidenfeld, Bank of America Phone: 1.646.743.3356 jocelyn.seidenfeld@bofa.com Tim Hurkmans, Bank of America Phone: 1.929.656.1718 tim.hurkmans@bofa.com

13 You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Corporation’s 2024 Annual Report on Form 10-K and in any of the Corporation’s subsequent U.S. Securities and Exchange Commission (SEC) filings: the Corporation’s potential judgments, orders, settlements, penalties, fines and reputational damage, which are inherently difficult to predict, resulting from pending, threatened or future litigation and regulatory inquiries, demands, requests, investigations, proceedings and enforcement actions, which the Corporation is subject to in the ordinary course of business, including matters related to our processing of unemployment benefits for California and certain other states, the features of our automatic credit card payment service, the adequacy of the Corporation’s anti-money laundering and economic sanctions programs and the processing of electronic payments, including through the Zelle network, and related fraud, which are in various stages; in connection with ongoing litigation, the impact of certain changes to Visa’s and Mastercard’s respective card payment network rules and reductions in interchange fees for U.S.-based merchants; the possibility that the Corporation's future liabilities may be in excess of its recorded liability and estimated range of possible loss for litigation, and regulatory and government actions; the Corporation’s ability to resolve representations and warranties repurchase and related claims; the impact of U.S. and global interest rates (including the potential for ongoing fluctuations in interest rates), inflation, currency exchange rates, economic conditions, trade policies and tensions, including changes in, or the imposition of, tariffs and / or trade barriers and the economic impacts, volatility and uncertainty resulting therefrom, which may have varying effects across industries and geographies, and geopolitical instability; the risks related to the discontinuation of reference rates, including increased expenses and litigation and the effectiveness of hedging strategies; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Corporation’s exposures to such risks, including direct, indirect and operational; the impact of the interest rate, inflationary, macroeconomic, banking and regulatory environment on the Corporation’s assets, business, financial condition and results of operations; the impact of adverse developments affecting the U.S. or global banking industry, including bank failures and liquidity concerns, resulting in worsening economic and market volatility, and regulatory responses thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, which may include unemployment rates, real estate prices, gross domestic product levels and corporate bond spreads, customer behavior, adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of trade policies, supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; potential losses related to the Corporation’s concentration of credit risk; the Corporation's ability to achieve its expense targets (including noninterest expense) and expectations regarding revenue, net interest income, operating leverage, other income, provision for credit losses, net charge-offs, effective tax rate, loan growth or other projections; variances to the underlying assumptions and judgments used in estimating banking book net interest income sensitivity; adverse changes to the Corporation’s credit ratings from the major credit rating agencies; an inability to access capital markets or maintain deposits or borrowing costs; estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Corporation’s assets and liabilities; the estimated or actual impact of changes in accounting standards or assumptions in applying those standards; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements; the impact of adverse changes to total loss-absorbing capacity requirements, stress capital buffer requirements and / or global systemically important bank surcharges; the potential impact of actions of the Board of Governors of the Federal Reserve System on the Corporation’s capital plans; the effect of changes in or interpretations of income tax laws and regulations, including impacts from the 2025 budget reconciliation legislation; the impact of implementation and compliance with U.S. and international laws, regulations and regulatory interpretations, including recovery and resolution planning requirements, Federal Deposit Insurance Corporation assessments, the Volcker Rule, fiduciary standards, derivatives regulations and potential changes to loss allocations between financial institutions and customers, including for losses incurred from the use of our products and services, including electronic payments and payment of checks, that were authorized by the customer but induced by fraud; the impact of failures or disruptions in or breaches of the Corporation’s operations or information systems, or those of various third parties, including regulators and federal and state governments, such as from cybersecurity incidents; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learning; the risks related to the transition and physical impacts of climate change; our ability to achieve environmental goals or the impact of any changes in the Corporation's sustainability or human capital management strategy or goals; the impact of uncertain or changing political conditions, federal government shutdowns and uncertainty regarding the federal government’s debt limit or changes in fiscal, monetary, trade or regulatory policy; the emergence of widespread health emergencies or pandemics; the impact of natural disasters, extreme weather events, military conflicts (including the Russia / Ukraine conflict, the conflicts in the Middle East, the possible expansion of such conflicts and potential geopolitical consequences), civil unrest, terrorism or other geopolitical events; and other matters. Forward-looking statements speak only as of the date they are made, and the Corporation undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. “Bank of America” and “BofA Securities” are the marketing names used by the Global Banking and Global Markets divisions of Bank of America Corporation. Lending, other commercial banking activities, and trading in certain financial instruments are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., Member FDIC. Trading in securities and financial instruments, and strategic advisory, and other investment banking activities, are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”) or other affiliates, including, in the United States, BofA Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each of which are registered broker-dealers and Members of SIPC, and, in other jurisdictions, by locally registered entities. BofA Securities, Inc. is registered as a futures commission merchant with the CFTC and is a member of the NFA. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured · May Lose Value · Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered, or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates. For more Bank of America news, including dividend announcements and other important information, visit the Bank of America newsroom at https:// newsroom.bankofamerica.com.* www.bankofamerica.com* * Website content is not incorporated by reference into this press release.

Bank of America Corporation and Subsidiaries
Selected Financial Data

(In millions, except per share data)

Summary Income Statement	Year Ended December 31 2025	Year Ended December 31 2024	Fourth Quarter 2025	Third Quarter 2025	Fourth Quarter 2024
Net interest income	$ 60,096	$ 56,060	$ 15,750	$ 15,233	$ 14,359
Noninterest income	53,001	49,796	12,617	13,807	12,116
Total revenue, net of interest expense	113,097	105,856	28,367	29,040	26,475
Provision for credit losses	5,675	5,821	1,308	1,295	1,452
Noninterest expense	69,727	66,812	17,437	17,337	16,787
Income before income taxes	37,695	33,223	9,622	10,408	8,236
Income tax expense	7,186	6,250	1,975	2,076	1,430
Net income	$ 30,509	$ 26,973	$ 7,647	$ 8,332	$ 6,806
Preferred stock dividends	1,454	1,629	328	429	266
Net income applicable to common shareholders	$ 29,055	$ 25,344	$ 7,319	$ 7,903	$ 6,540
Average common shares issued and outstanding	7,521.9	7,855.5	7,364.9	7,466.0	7,738.4
Average diluted common shares issued and outstanding	7,680.9	7,935.8	7,546.9	7,627.1	7,843.7
Summary Average Balance Sheet					
Total cash and cash equivalents	$ 285,327	$ 356,942	$ 257,162	$ 289,196	$ 343,557
Total debt securities	930,634	868,709	933,012	932,588	895,903
Total loans and leases	1,136,787	1,060,081	1,170,895	1,153,035	1,081,009
Total earning assets	3,024,272	2,898,868	3,038,880	3,040,188	2,928,730
Total assets	3,410,412	3,282,045	3,427,791	3,433,447	3,315,578
Total deposits	1,984,182	1,924,106	2,012,523	1,991,434	1,957,950
Common shareholders' equity	274,435	265,980	277,881	275,149	269,905
Total shareholders' equity	298,474	292,467	303,873	300,381	293,398
Performance Ratios					
Return on average assets	0.89 %	0.82 %	0.89 %	0.96 %	0.82 %
Return on average common shareholders' equity	10.59	9.53	10.45	11.40	9.64
Return on average tangible common shareholders' equity [1]	14.22	12.94	13.97	15.29	13.02
Per Common Share Information					
Earnings	$ 3.86	$ 3.23	$ 0.99	$ 1.06	$ 0.85
Diluted earnings	3.81	3.19	0.98	1.04	0.83
Dividends paid	1.08	1.00	0.28	0.28	0.26
Book value	38.44	35.58	38.44	37.72	35.58
Tangible book value [1]	28.73	26.37	28.73	28.16	26.37

Summary Period-End Balance Sheet	December 31 2025	September 30 2025	December 31 2024
Total cash and cash equivalents	$ 231,845	$ 246,507	$ 290,114
Total debt securities	925,635	936,050	917,284
Total loans and leases	1,185,700	1,165,900	1,095,835
Total earning assets	3,002,415	3,010,704	2,881,259
Total assets	3,410,394	3,403,149	3,261,299
Total deposits	2,018,729	2,002,208	1,965,467
Common shareholders' equity	277,251	276,445	270,804
Total shareholders' equity	303,243	302,437	293,963
Common shares issued and outstanding	7,212.5	7,329.4	7,610.9

Credit Quality	Year Ended December 31 2025	Year Ended December 31 2024	Fourth Quarter 2025	Third Quarter 2025	Fourth Quarter 2024
Total net charge-offs	$ 5,631	$ 6,031	$ 1,287	$ 1,367	$ 1,466
Net charge-offs as a percentage of average loans and leases outstanding [2]	0.50 %	0.57 %	0.44 %	0.47 %	0.54 %
Provision for credit losses	$ 5,675	$ 5,821	$ 1,308	$ 1,295	$ 1,452

	December 31 2025	September 30 2025	December 31 2024
Total nonperforming loans, leases and foreclosed properties [3]	$ 5,905	$ 5,470	$ 6,120
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties [3]	0.50 %	0.47 %	0.56 %
Allowance for credit losses	$ 14,380	$ 14,361	$ 14,336
Allowance for loan and lease losses	13,203	13,252	13,240
Allowance for loan and lease losses as a percentage of total loans and leases outstanding [2]	1.12 %	1.14 %	1.21 %

For footnotes, see page 15.

Current-period information is preliminary and based on company data available at the time of the presentation. 14

Bank of America Corporation and Subsidiaries
Selected Financial Data (continued)

(Dollars in millions)

Capital Management	**December 31 2025**	September 30 2025	December 31 2024
Regulatory capital metrics [4][5]:			
Common equity tier 1 capital	**$ 201,410**	$ 202,875	$ 201,083
Common equity tier 1 capital ratio - Standardized approach	**11.4 %**	11.6 %	11.9 %
Common equity tier 1 capital ratio - Advanced approaches	**12.8**	13.1	13.5
Total capital ratio - Standardized approach	**14.7**	15.0	15.1
Total capital ratio - Advanced approaches	**16.0**	16.3	16.4
Tier 1 leverage ratio	**6.8**	6.8	6.9
Supplementary leverage ratio	**5.7**	5.8	5.9
Total ending equity to total ending assets ratio	**8.9**	8.9	9.0
Common equity ratio	**8.1**	8.1	8.3
Tangible equity ratio [6]	**7.0**	7.0	7.0
Tangible common equity ratio [6]	**6.2**	6.2	6.3

(1) Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. Tangible book value per common share provides additional useful information about the level of tangible assets in relation to outstanding shares of common stock. See Reconciliations to GAAP Financial Measures on page 19.

(2) Ratios do not include loans accounted for under the fair value option. Charge-off ratios are annualized for the quarterly presentation.

(3) Balances do not include past due consumer credit card loans, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate, and nonperforming loans held-for-sale or accounted for under the fair value option.

(4) Effective in the fourth quarter of 2025, the Corporation elected to change its accounting methods for certain tax-related equity investments and applied those changes retrospectively through cumulative adjustment to retained earnings. Under applicable bank regulatory rules, the Corporation is not required to revise previously-filed regulatory capital ratios and, accordingly, did not revise regulatory capital information as of September 30, 2025 or December 31, 2024. For more information, see Endnote F on page 10.

(5) Regulatory capital ratios at December 31, 2025 are preliminary. Bank of America Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation's binding ratio was the Total capital ratio under the Standardized approach for all periods presented.

(6) Tangible equity ratio equals period-end tangible shareholders' equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders' equity divided by period-end tangible assets. Tangible shareholders' equity and tangible assets are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. See Reconciliations to GAAP Financial Measures on page 19.

Current-period information is preliminary and based on company data available at the time of the presentation. 15

Bank of America Corporation and Subsidiaries

Quarterly Results by Business Segment and All Other

(Dollars in millions)

	Fourth Quarter 2025				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 11,201	$ 6,618	$ 6,238	$ 5,304	$ (829)
Provision for credit losses	1,066	(3)	243	12	(10)
Noninterest expense	5,729	4,747	3,118	3,906	(63)
Net income	3,304	1,405	2,086	984	(132)
Return on average allocated capital [1]	30 %	28 %	16 %	8 %	n/m
Balance Sheet					
Average					
Total loans and leases	$ 322,678	$ 256,968	$ 386,319	$ 197,822	$ 7,108
Total deposits	945,394	279,456	656,120	37,875	93,678
Allocated capital [1]	44,000	19,750	50,750	49,000	n/m
Period end					
Total loans and leases	$ 325,871	$ 261,303	$ 388,998	$ 202,733	$ 6,795
Total deposits	956,265	289,854	641,211	40,614	90,785

	Third Quarter 2025				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 11,166	$ 6,312	$ 6,189	$ 6,225	$ (698)
Provision for credit losses	1,009	4	269	9	4
Noninterest expense	5,575	4,622	3,044	3,895	201
Net income (loss)	3,437	1,265	2,085	1,648	(103)
Return on average allocated capital [1]	31 %	26 %	16 %	13 %	n/m
Balance Sheet					
Average					
Total loans and leases	$ 320,297	$ 245,523	$ 388,482	$ 190,994	$ 7,739
Total deposits	947,414	276,534	631,560	37,588	98,338
Allocated capital [1]	44,000	19,750	50,750	49,000	n/m
Period end					
Total loans and leases	$ 321,905	$ 252,986	$ 386,828	$ 196,759	$ 7,422
Total deposits	949,100	278,931	640,801	36,883	96,493

	Fourth Quarter 2024				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 10,646	$ 6,002	$ 6,096	$ 4,838	$ (953)
Provision for credit losses	1,254	3	190	10	(5)
Noninterest expense	5,631	4,438	2,951	3,505	262
Net income	2,821	1,171	2,143	939	(268)
Return on average allocated capital [1]	26 %	25 %	17 %	8 %	n/m
Balance Sheet					
Average					
Total loans and leases	$ 316,069	$ 228,779	$ 375,345	$ 152,426	$ 8,390
Total deposits	942,302	285,023	581,950	36,958	111,717
Allocated capital [1]	43,250	18,500	49,250	45,500	n/m
Period end					
Total loans and leases	$ 318,754	$ 231,981	$ 379,473	$ 157,450	$ 8,177
Total deposits	952,311	292,278	578,159	38,848	103,871

[1] Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently.

n/m = not meaningful

The Company reports the results of operations of its four business segments and All Other on a fully taxable-equivalent (FTE) basis.

Current-period information is preliminary and based on company data available at the time of the presentation. 16

Current-period information is preliminary and based on company data available at the time of the presentation. 17 Bank of America Corporation and Subsidiaries Annual Results by Business Segment and All Other (Dollars in millions) Year Ended December 31, 2025 Consumer Banking GWIM Global Banking Global Markets All Other Total revenue, net of interest expense $ 43,673 $ 24,883 $ 24,108 $ 24,096 $ (3,054) Provision for credit losses 4,649 35 943 71 (23) Noninterest expense 22,697 18,621 12,416 15,418 575 Net income (loss) 12,245 4,670 7,793 6,111 (310) Return on average allocated capital (1) 28% 24% 15% 13 % n/m Balance Sheet Average Total loans and leases $ 319,312 $ 243,123 $ 385,379 $ 181,334 $ 7,639 Total deposits 948,078 279,776 616,831 38,074 101,423 Allocated capital (1) 44,000 19,750 50,750 49,000 n/m Year end Total loans and leases $ 325,871 $ 261,303 $ 388,998 $ 202,733 $ 6,795 Total deposits 956,265 289,854 641,211 40,614 90,785 Year Ended December 31, 2024 Consumer Banking GWIM Global Banking Global Markets All Other Total revenue, net of interest expense $ 41,436 $ 22,929 $ 23,748 $ 21,812 $ (3,450) Provision for credit losses 4,987 4 883 (32) (21) Noninterest expense 22,104 17,241 11,853 13,926 1,688 Net income (loss) 10,759 4,263 7,984 5,622 (1,655) Return on average allocated capital (1) 25% 23% 16% 12 % n/m Balance Sheet Average Total loans and leases $ 313,792 $ 223,899 $ 373,227 $ 140,557 $ 8,606 Total deposits 945,549 287,491 545,769 34,120 111,177 Allocated capital (1) 43,250 18,500 49,250 45,500 n/m Year end Total loans and leases $ 318,754 $ 231,981 $ 379,473 $ 157,450 $ 8,177 Total deposits 952,311 292,278 578,159 38,848 103,871 (1) Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently. n/m = not meaningful

Current-period information is preliminary and based on company data available at the time of the presentation. 18 Bank of America Corporation and Subsidiaries Supplemental Financial Data (Dollars in millions) Year Ended December 31 Fourth Quarter 2025 Third Quarter 2025 Fourth Quarter 2024FTE basis data (1) 2025 2024 Net interest income $ 60,705 $ 56,679 $ 15,915 $ 15,387 $ 14,513 Total revenue, net of interest expense 113,706 106,475 28,532 29,194 26,629 Net interest yield 2.01% 1.95% 2.08% 2.01% 1.97 % Efficiency ratio 61.32 62.75 61.11 59.39 63.04 Other Data December 31 2025 September 30 2025 December 31 2024 Number of financial centers - U.S. 3,628 3,649 3,700 Number of branded ATMs - U.S. 14,909 14,920 14,893 Headcount 213,207 213,384 213,193 (1) FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with meaningful information on the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax- exempt sources and is consistent with industry practices. Net interest income includes FTE adjustments of $609 million and $619 million for the years ended December 31, 2025 and 2024, $165 million and $154 million for the fourth and third quarters of 2025 and $154 million for the fourth quarter of 2024.

Bank of America Corporation and Subsidiaries

Reconciliations to GAAP Financial Measures

(Dollars in millions, except per share information)

The Corporation evaluates its business using certain non-GAAP financial measures, including pretax, pre-provision income (as defined in Endnote G on page 10) and ratios that utilize tangible equity and tangible assets, each of which is a non-GAAP financial measure. Tangible equity represents shareholders' equity or common shareholders' equity reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities ("adjusted" shareholders' equity or common shareholders' equity). Return on average tangible common shareholders' equity measures the Corporation's net income applicable to common shareholders as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total tangible assets (total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities). Return on average tangible shareholders' equity measures the Corporation's net income as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total tangible assets. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

See the tables below for reconciliations of these non-GAAP financial measures to the most directly comparable financial measures defined by GAAP for the years ended December 31, 2025 and 2024, and the three months ended December 31, 2025, September 30, 2025 and December 31, 2024. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in understanding its results of operations and trends. Other companies may define or calculate these non-GAAP financial measures differently.

	Year Ended December 31		Fourth Quarter	Third Quarter	Fourth Quarter
	2025	2024	**2025**	2025	2024
Reconciliation of income before income taxes to pretax, pre-provision income					
Income before income taxes	**$ 37,695**	$ 33,223	**$ 9,622**	$ 10,408	$ 8,236
Provision for credit losses	**5,675**	5,821	**1,308**	1,295	1,452
Pretax, pre-provision income	**$ 43,370**	$ 39,044	**$ 10,930**	$ 11,703	$ 9,688
Reconciliation of average shareholders' equity to average tangible shareholders' equity and average tangible common shareholders' equity					
Shareholders' equity	**$ 298,474**	$ 292,467	**$ 303,873**	$ 300,381	$ 293,398
Goodwill	**(69,021)**	(69,021)	**(69,021)**	(69,021)	(69,021)
Intangible assets (excluding mortgage servicing rights)	**(1,883)**	(1,961)	**(1,853)**	(1,873)	(1,932)
Related deferred tax liabilities	**841**	866	**827**	839	859
Tangible shareholders' equity	**$ 228,411**	$ 222,351	**$ 233,826**	$ 230,326	$ 223,304
Preferred stock	**(24,039)**	(26,487)	**(25,992)**	(25,232)	(23,493)
Tangible common shareholders' equity	**$ 204,372**	$ 195,864	**$ 207,834**	$ 205,094	$ 199,811
Reconciliation of period-end shareholders' equity to period-end tangible shareholders' equity and period-end tangible common shareholders' equity					
Shareholders' equity	**$ 303,243**	$ 293,963	**$ 303,243**	$ 302,437	$ 293,963
Goodwill	**(69,021)**	(69,021)	**(69,021)**	(69,021)	(69,021)
Intangible assets (excluding mortgage servicing rights)	**(1,841)**	(1,919)	**(1,841)**	(1,860)	(1,919)
Related deferred tax liabilities	**825**	851	**825**	828	851
Tangible shareholders' equity	**$ 233,206**	$ 223,874	**$ 233,206**	$ 232,384	$ 223,874
Preferred stock	**(25,992)**	(23,159)	**(25,992)**	(25,992)	(23,159)
Tangible common shareholders' equity	**$ 207,214**	$ 200,715	**$ 207,214**	$ 206,392	$ 200,715
Reconciliation of period-end assets to period-end tangible assets					
Assets	**$ 3,410,394**	$ 3,261,299	**$ 3,410,394**	$ 3,403,149	$ 3,261,299
Goodwill	**(69,021)**	(69,021)	**(69,021)**	(69,021)	(69,021)
Intangible assets (excluding mortgage servicing rights)	**(1,841)**	(1,919)	**(1,841)**	(1,860)	(1,919)
Related deferred tax liabilities	**825**	851	**825**	828	851
Tangible assets	**$ 3,340,357**	$ 3,191,210	**$ 3,340,357**	$ 3,333,096	$ 3,191,210
Book value per share of common stock					
Common shareholders' equity	**$ 277,251**	$ 270,804	**$ 277,251**	$ 276,445	$ 270,804
Ending common shares issued and outstanding	**7,212.5**	7,610.9	**7,212.5**	7,329.4	7,610.9
Book value per share of common stock	**$ 38.44**	$ 35.58	**$ 38.44**	$ 37.72	$ 35.58
Tangible book value per share of common stock					
Tangible common shareholders' equity	**$ 207,214**	$ 200,715	**$ 207,214**	$ 206,392	$ 200,715
Ending common shares issued and outstanding	**7,212.5**	7,610.9	**7,212.5**	7,329.4	7,610.9
Tangible book value per share of common stock	**$ 28.73**	$ 26.37	**$ 28.73**	$ 28.16	$ 26.37

Current-period information is preliminary and based on company data available at the time of the presentation. 19